September 23, 1995


Sir Kenneth Murray
4 Mortonhall Road
Edinburgh EH9 2HW
Scotland, United Kingdom

Re: Renewal of Independent Consulting and Project Agreement

Dear Ken:

     Your Independent Consulting and Project Agreement with Biogen, Inc., dated June 29, 1979, as previously amended (the "Agreement"), under which you serve as a member of the Scientific Board of the Company expires on September 30, 1995. Biogen greatly values your input on the Scientific Board, and would like to renew the Agreement for an additional three-year period commencing as of September 30, 1995 and ending on September 30, 1998, on the same terms and conditions. In connection with renewal of the Agreement, the Company will grant you a stock option for the purchase of 15,000 shares of the Company's Common Stock under the 1987 Scientific Board Stock Option Plan.

       If you agree to renewal of the Agreement on these terms, please sign both copies of this renewal letter and return one copy to the attention of Anne Marie Cook at Biogen.

     I look forward to your continued participation on the Scientific
Board.


                                   Very truly yours,



                              /s/  Phillip A. Sharp, Ph.D.
                                   Chairman of Scientific Board



                              AGREED TO AND ACCEPTED:



                              /s/ Sir Kenneth Murray, Ph.D.

cook\consultn\murray.ren